Exhibit 99.1

Ballistic Recovery Systems Announces Hiring of New President and COO

Aviation Safety Expert Brings Decades of Industry Experience to Top BRS Job

ST. PAUL, Minn., Dec. 2 /PRNewswire-FirstCall/ - Ballistic Recovery Systems, Inc.(OTC Bulletin Board: BRSI)( http://BRSparachutes.com ) today announced that Larry E. Williams has joined BRS as President and Chief Operating Officer.

For the past four years, Williams was Vice President of Business Development for AmSafe Aviation in Phoenix, Arizona.  AmSafe is the world’s largest manufacturer of aviation restraints.  Previously, he was Group President at Rural/Metro Corporation from 1995-2000, where his accomplishments included increasing total sales, as well as maintaining top market share in airport fire protection.  “Larry was selected, not only because of his business experience in senior leadership positions, but also due to his particular knowledge and success in the aviation safety market,” says Robert L. Nelson, CEO of BRS.

“I am very excited about joining the BRS team,” said Williams, age 46. “I’ve always admired BRS’ innovation and dedication to improving aviation safety.  I believe my career credentials and experiences will complement the company’s continued growth,” added Williams.  A former airport fire chief, Williams holds an Aviation Safety Certificate from the University of Southern California.  He is a pilot, and is a graduate of Eastern Kentucky University. Larry and his wife Mary have two children, Jaclyn and Laura.

BRS is a South St. Paul, Minnesota based company that designs, manufactures and distributes whole aircraft emergency parachute systems for use on general aviation and recreational aircraft.  Since the early 1980’s, BRS has delivered over 19,000 parachute systems to aircraft owners around the world including over 1500 systems on the certified aircraft like the Cirrus Design aircraft manufactured in Duluth, Minnesota.  Actual documented uses of these systems are credited with saving the lives of 176 people.  And last September, BRS was recognized as one of the fastest growing technology companies in Minnesota.  Robust revenue growth of 264 percent, since 1999, earned BRS a ranking near the top of Deloitte’s Technology Fast 50 companies.

SOURCE Ballistic Recovery Systems, Inc.

-0-	12/02/2004
/CONTACT: Bob Nelson, CEO of BRS, Inc., +1-651-457-7491, Fax +1-651-457-8651, BobNelson@brsparachutes.com , or
Robb Leer, BRS Media Liaison, +1-952-942-8133, Leercommunication@scc.net /
/First Call Analyst: /
/FCMN Contact: /
/Web site: http://BRSparachutes.com /
(BRSI)